Filed pursuant to Rule 433

Registration No. 333-185253

Issuer Free Writing Prospectus dated July 28, 2015

Relating to Preliminary Prospectus Supplement dated July 28, 2015

Term Sheet

July 28, 2015

4.90% Senior Notes due 2045 (“Securities”)

Issuer:	Intel Corporation
Security Type:	SEC Registered
Pricing Date:	July 28, 2015
Expected Settlement Date:	August 11, 2015 (T+10)

Size:	US$1,007,000,000
Maturity Date:	August 11, 2045
Coupon:	4.90%
Interest Payment Dates:	February 11 and August 11, commencing on February 11, 2016
Denominations:	US$100,000 and multiples of US$1,000 in excess thereof
Price to Public:	100% plus accrued interest, if any, from August 11, 2015
Selling Discount:	0.10%
Optional Redemption:

On each August 11 on or after August 11, 2017, the Securities will be redeemable on not less than 30 nor more than 60 days’ notice, in whole but not in part, at the option of the Company, at 100% of their principal amount plus accrued and unpaid interest to, but not including, the redemption date.

Redemption for Tax Purposes:

Redeemable in whole, but not in part, on at least 15 but not more than 60 days’ notice, at a redemption price equal to 100% of their principal amount (plus any accrued interest and additional amounts then payable) in connection with a “Change in Tax Law” as described in the preliminary prospectus supplement dated July 28, 2015

Joint Book-Running Managers:	Cathay United Bank Co., Ltd. Masterlink Securities Corporation Yuanta Securities Co., Ltd.

Global Structuring Agent and Coordinator:	Morgan Stanley & Co. LLC. Morgan Stanley & Co. LLC is not a licensed or regulated entity in the ROC and has not and will not engage in the offer, subscription or sale of the Securities.

Structuring Agent’s Fee:	US$5,035,000
Listing:	Application will be made by the Issuer for the Securities to be listed on the Taipei Exchange.
ROC Selling Restrictions:

The Securities have not been, and shall not be, offered, sold or re-sold, directly or indirectly, in the Republic of China (“ROC”), to investors other than “professional institutional investors” as defined under Paragraph 2, Article 19-7 of the Regulations Governing Securities Firms of the ROC.

ISIN:	XS1270831008

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities prior to the third business day before the settlement date will be required, by virtue of the fact that the Securities initially will settle on the tenth business day following the pricing date (T+10), to specify alternative settlement arrangements to prevent a failed settlement.

The TPEx is not responsible for the content of this Term Sheet and no representation is made by the TPEx as to the accuracy or completeness of this Term Sheet.  The TPEx expressly disclaims any and all liability for any losses arising from, or as a result of the reliance on, all or part of the contents of this Term Sheet.  Admission to the listing and trading of the Securities on the TPEx shall not be taken as an indication of the merits of us or the Securities.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any manager or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by contacting the Issuer at: Intel Corporation, 2200 Mission College Blvd., M/S RNB4-151, Santa Clara, CA 95054, United States of America,  Attn: Corporate Secretary.